EXHIBIT 3.3
CERTIFICATE OF INCORPORATION
OF
MEDIACOM CAPITAL CORPORATION
Under Section 402 of the Business Corporation Law
          The undersigned, being a natural person of at least 18 years of age and acting as the incorporator of the corporation hereby being formed under the Business Corporation Law, certifies that:
           FIRST: The name of the corporation is Mediacom Capital Corporation.
          SECOND: The corporation is formed for the following purpose or purposes:
          To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.
          Third: The office of the corporation is to be located in Orange County, State of New York.
           FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 200 all of which are of a par value of $0.1 each, and all of which are of the same class.
           FIFTH: The secretary of state is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him ie:
Cooperman Levitt Winikoff
Lester & Newman, P.C. 800
Third Avenue, New York, New York 10022
Attention: Robert L. Winikoff, Eeq.
           SIXTH: The duration of the corporation is to be perpetual.
           SEVENTH: The corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all pereons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the corporation.
      EIGHTH: The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law, as the same may be amended and supplemented.
          IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation this 9th day of March, 1998 and affirms that the statements made herein are true under the penalties of perjury.

/s/ Michael Sufott
Michael Sufott, Incorporator
Coopornan Levitt Winikoff Lester & Newman, P.C. 800 Third Avenue New York, New York 10022